Exhibit 99.1

AMAZON.COM ANNOUNCES FIRST QUARTER SALES SURPASS $3 BILLION, UP 32% YEAR OVER YEAR; OPERATING PROFIT GROWS 38%; RAISES FINANCIAL GUIDANCE

SEATTLE—(BUSINESS WIRE)—April 24, 2007—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its first quarter ended March 31, 2007.

Operating cash flow was $726 million for the trailing twelve months, compared with $724 million for the trailing twelve months ended March 31, 2006. Free cash flow was $521 million for the trailing twelve months, an increase of 4% compared with $501 million for the trailing twelve months ended March 31, 2006.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 430 million on March 31, 2007, compared with 438 million a year ago. During the quarter, the Company repurchased 6 million shares for $248 million.

Net sales increased 32% to $3.02 billion in the first quarter, compared with $2.28 billion in first quarter 2006. Excluding the $84 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 29% compared with first quarter 2006.

Operating income increased 38% to $145 million in the first quarter, compared with $106 million in first quarter 2006.

Net income increased 115% to $111 million in the first quarter, or $0.26 per diluted share, compared with net income of $51 million, or $0.12 per diluted share in first quarter 2006. First quarter 2007 effective tax rate was 23% compared with an effective tax rate of 47% in first quarter 2006.

“We’re pleased with our overall strong growth and especially with the number of people joining Amazon Prime,” said Jeff Bezos, founder and CEO of Amazon.com. “Prime continues to grow as a percentage of overall units shipped, and we’re very grateful to our Amazon Prime members.”

Amazon Prime, Amazon.com’s first-ever membership program, was introduced in February 2005. For a flat membership fee of $79 per year, Amazon Prime members get unlimited, express two-day shipping for free, with no minimum purchase requirement on over a million eligible items sold by Amazon.com. Members can order as late as 6:30 p.m. ET and still get their order the next day for only $3.99 per item, and they can share the benefits of Amazon Prime with up to four family members living in their household. Sign up for Amazon Prime at www.amazon.com/prime.

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $1.62 billion, up 30% from first quarter 2006.

•

International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $1.39 billion, up 35% from first quarter 2006. Excluding the favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International net sales growth was 27%.

•	Worldwide Media grew 26% to $1.99 billion in first quarter 2007, compared to $1.58 billion in first quarter 2006.

•	Worldwide Electronics & Other General Merchandise grew 48% to $947 million in first quarter 2007, and increased to 31% of worldwide net sales compared with 28% in first quarter 2006.

•

Amazon Enterprise Solutions Europe and leading U.K. retailer Marks & Spencer launched a leading-edge multi-channel e-commerce solution, including website (www.marksandspencer.com), phone catalog, customer support applications and point-of-sale system integration using the proven technology and expertise of Amazon.

•

Amazon Europe launched a Sports & Leisure store on its amazon.co.uk website, with thousands of products to choose from in categories like fitness, team sports, outdoor sports, clothing and accessories, footwear and more.

•	Amazon Europe launched a Toys store on its amazon.fr website, offering customers a selection of thousands of items from well-known brands, including Hasbro, Mattel and LEGO.

•

Over 240,000 developers have registered to use Amazon Web Services, up greater than 50% year-over-year. Additionally, just over one year after introducing Amazon S3, a simple storage service for software developers, over 5 billion data objects are stored using this web service.

•	Amazon’s Japan website launched the Merchants@ technology, which enables larger, branded businesses to offer their selection of new products on www.amazon.co.jp.

•	Amazon Business Solutions expanded its Fulfillment by Amazon program in the U.S. by enabling multi-channel order fulfillment for third parties.

•

The Company launched “Amazon Unbox on TiVo,” available to over 1.5 million broadband-ready TiVo boxes and offering subscribers a great way to find, download and watch on their televisions thousands of movies and TV shows available through Amazon Unbox.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of April 24, 2007. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

Second Quarter 2007 Guidance

•	Net sales are expected to be between $2.70 billion and $2.85 billion, or to grow between 26% and 33% compared with second quarter 2006.

•

Operating income is expected to be between $65 million and $105 million, or grow between 39% and 125% compared with second quarter 2006. This guidance includes $45 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

Full Year 2007 Expectations

•	Net sales are expected to be between $13.40 billion and $14.00 billion, or to grow between 25% and 31% compared with 2006.

•

Operating income is expected to be between $463 million and $593 million, or grow between 19% and 52% compared with 2006. This guidance includes $170 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

Stock Repurchase Program

Additionally, the Company’s Board of Directors has authorized the Company to repurchase up to $500 million of the Company’s common stock within the next 24 months, through one or more open market transactions, privately negotiated transactions, transactions structured through investment banking institutions or a combination of the foregoing. The program allows the Company to opportunistically repurchase its shares. The Company may do so if it believes its shares are undervalued.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services and technologies, system interruptions, significant indebtedness, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and all subsequent filings.

About Amazon.com

Amazon.com, Inc., (Nasdaq: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.joyo.com.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$1,022	$1,013	$507	$533

OPERATING ACTIVITIES:
Net income	111	51	249	332
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	62	40	227	132
Stock-based compensation	34	11	124	79
Other operating expense, net	—	3	7	9
Losses (gains) on sales of marketable securities, net	—	2	(3)	—
Remeasurements and other	3	4	(8)	(21)
Deferred income taxes	2	10	14	31
Excess tax benefit on stock awards	(24)	(7)	(119)	(13)
Changes in operating assets and liabilities:
Inventories	126	33	(189)	(143)
Accounts receivable, net and other	66	50	(87)	(44)
Accounts payable	(602)	(442)	241	258
Accrued expenses and other	(58)	(64)	248	94
Additions to unearned revenue	45	54	198	181
Amortization of previously unearned revenue	(44)	(48)	(176)	(171)

Net cash provided by (used in) operating activities	(279)	(303)	726	724

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(34)	(46)	(205)	(223)
Acquisitions, net of cash acquired	(1)	(28)	(4)	(37)
Sales and maturities of marketable securities and other investments	784	288	2,340	776
Purchases of marketable securities and other investments	(514)	(130)	(2,314)	(1,012)

Net cash provided by (used in) investing activities	235	84	(183)	(496)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options	9	7	37	57
Excess tax benefit on stock awards	24	7	119	13
Common stock repurchased	(248)	—	(500)	—
Proceeds from long-term debt and other	—	3	54	16
Repayments of long-term debt and capital lease obligations	(17)	(313)	(44)	(320)

Net cash used in financing activities	(232)	(296)	(334)	(234)
Foreign-currency effect on cash and cash equivalents	2	9	32	(20)

Net increase (decrease) in cash and cash equivalents	(274)	(506)	241	(26)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$748	$507	$748	$507

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$43	$63	$66	$84
Cash paid for income taxes	3	5	13	13
Fixed assets acquired under capital leases and other financing arrangements	11	4	76	10

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Net sales	$3,015	$2,279
Cost of sales	2,296	1,732

Gross profit	719	547
Operating expenses (1):
Fulfillment	260	193
Marketing	72	54
Technology and content	186	146
General and administrative	56	45
Other operating expense, net	—	3

Total operating expenses	574	441

Income from operations	145	106
Interest income	20	15
Interest expense	(19)	(21)
Other expense, net	—	(1)
Remeasurements and other	(2)	(3)

Total non-operating expense	(1)	(10)

Income before income taxes	144	96
Provision for income taxes	33	45

Net income	$111	$51

Basic earnings per share	$0.27	$0.12

Diluted earnings per share	$0.26	$0.12

Weighted average shares used in computation of earnings per share:
Basic	412	417

Diluted	420	426

(1) Includes stock-based compensation as follows:
Fulfillment	$7	$3
Marketing	1	—
Technology and content	19	8
General and administrative	7	—

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended March 31,
	2007	2006
North America
Net sales	$1,622	$1,247
Cost of sales	1,183	906

Gross profit	439	341
Direct segment operating expenses (1)	353	279

Segment operating income	$86	$62

International
Net sales	$1,393	$1,032
Cost of sales	1,113	826

Gross profit	280	206
Direct segment operating expenses (1)	187	148

Segment operating income	$93	$58

Consolidated
Net sales	$3,015	$2,279
Cost of sales	2,296	1,732

Gross profit	719	547
Direct segment operating expenses	540	427

Segment operating income	179	120
Stock-based compensation	(34)	(11)
Other operating expense, net	—	(3)

Income from operations	145	106
Total non-operating expense	(1)	(10)
Provision for income taxes	(33)	(45)

Net income	$111	$51

Segment Highlights:
Y/Y net sales growth:
North America	30%	21%
International	35	18
Consolidated	32	20
Y/Y gross profit growth:
North America	29%	22%
International	36	15
Consolidated	31	19
Y/Y segment operating income growth:
North America	39%	(6%)
International	61	(7)
Consolidated	50	(7)
Net sales mix:
North America	54%	55%
International	46	45

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended March 31,
	2007	2006
North America
Media	$990	$815
Electronics and other general merchandise	564	374
Other	68	58

Total North America	1,622	1,247

International
Media	1,000	763
Electronics and other general merchandise	383	265
Other	10	4

Total International	1,393	1,032

Consolidated
Media	1,990	1,578
Electronics and other general merchandise	947	639
Other	78	62

Total Consolidated	$3,015	$2,279

Y/Y Net Sales Growth:
North America:
Media	21%	17%
Electronics and other general merchandise	51	33
Other	17	24
Total North America	30	21

International:
Media	31%	13%
Electronics and other general merchandise	44	33
Other	150	432
Total International	35	18

Consolidated:
Media	26%	15%
Electronics and other general merchandise	48	33
Other	26	31
Total Consolidated	32	20

Y/Y Net Sales Growth Excluding Effect of Exchange Rates:
International:
Media	24%	24%
Electronics and other general merchandise	34	45
Other	128	477
Total International	27	29

Consolidated:
Media	23%	20%
Electronics and other general merchandise	44	38
Other	25	32
Total Consolidated	29	25

Consolidated Net Sales Mix:
Media	66%	69%
Electronics and other general merchandise	31	28
Other	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	March 31, 2007	December 31, 2006	March 31, 2006
ASSETS	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents	$748	$1,022	$507
Marketable securities	672	997	827
Inventories	754	877	538
Accounts receivable, net and other	358	399	228
Deferred tax assets	68	78	86

Total current assets	2,600	3,373	2,186
Fixed assets, net	442	457	361
Deferred tax assets	225	199	205
Goodwill	196	195	193
Other assets	198	139	45

Total assets	$3,661	$4,363	$2,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,211	$1,816	$920
Accrued expenses and other	636	716	447

Total current liabilities	1,847	2,532	1,367
Long-term debt	1,251	1,247	1,191
Other long-term liabilities	210	153	108

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 424, 422 and 417
Outstanding shares — 409, 414 and 417	4	4	4
Treasury stock, at cost	(500)	(252)	—
Additional paid-in capital	2,586	2,517	2,287
Accumulated other comprehensive income (loss)	3	(1)	9
Accumulated deficit	(1,740)	(1,837)	(1,976)

Total stockholders’ equity	353	431	324

Total liabilities and stockholders’ equity	$3,661	$4,363	$2,990

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Y/Y %
	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Change
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM) (1)	$724	$610	$587	$702	$726	0%

Purchases of fixed assets (incl. internal-use software & website development) — TTM	$223	$235	$221	$216	$205	(8%)

Free cash flow (operating cash flow less purchases of fixed assets) — TTM (1)	$501	$375	$366	$486	$521	4%
Common shares and stock-based awards outstanding	438	443	435	436	430	(2%)
Common shares outstanding	417	419	411	414	409	(2%)
Stock-based awards outstanding	21	24	24	22	21	3%
Stock-based awards outstanding — % of common shares outstanding	4.9%	5.8%	5.8%	5.3%	5.1%	N/A

Results of Operations

Worldwide (WW) net sales	$2,279	$2,139	$2,307	$3,986	$3,015	32%
WW net sales — Y/Y growth, excluding F/X	25%	23%	23%	30%	29%	N/A
WW net sales — TTM	$8,867	$9,253	$9,701	$10,711	$11,447	29%
WW net sales — TTM Y/Y growth, excluding F/X	24%	24%	23%	26%	27%	N/A

Gross profit	$547	$509	$549	$850	$719	31%
Gross margin — % of WW net sales	24.0%	23.8%	23.8%	21.3%	23.8%	N/A
Gross profit — TTM	$2,128	$2,187	$2,273	$2,456	$2,628	23%
Gross margin — TTM % of WW net sales	24.0%	23.6%	23.4%	22.9%	23.0%	N/A

Operating income (3)	$106	$47	$40	$197	$145	38%
Operating margin — % of WW net sales	4.6%	2.2%	1.7%	4.9%	4.8%	N/A
Operating income — TTM (3)	$430	$372	$357	$389	$429	(0%)
Operating margin — TTM % of WW net sales	4.8%	4.0%	3.7%	3.6%	3.7%	N/A

Net income (1) (2)	$51	$22	$19	$98	$111	115%
Net income per diluted share (1) (2)	$0.12	$0.05	$0.05	$0.23	$0.26	118%
Net income — TTM (1) (2)	$332	$302	$292	$190	$249	(25%)
Net income per diluted share — TTM (1) (2)	$0.78	$0.71	$0.69	$0.45	$0.59	(24%)

Segments

North America Segment:
Net sales	$1,247	$1,157	$1,257	$2,208	$1,622	30%
Net sales — Y/Y growth, excluding F/X	21%	20%	21%	31%	30%	N/A
Net sales — TTM	$4,931	$5,128	$5,343	$5,869	$6,244	27%
Gross profit	$341	$309	$343	$532	$439	29%
Gross margin — % of North America net sales	27.3%	26.7%	27.3%	24.1%	27.1%	N/A
Gross profit — TTM	$1,329	$1,361	$1,411	$1,525	$1,623	22%
Gross margin — TTM % of North America net sales	27.0%	26.5%	26.4%	26.0%	26.0%	N/A
Operating income (3)	$62	$25	$22	$123	$86	39%
Operating margin — % of North America net sales	5.0%	2.1%	1.7%	5.5%	5.3%	N/A
Operating income — TTM (3)	$292	$245	$200	$230	$254	(13%)
Operating margin — TTM % of North America net sales	5.9%	4.8%	3.8%	3.9%	4.1%	N/A

International Segment:
Net sales	$1,032	$982	$1,050	$1,778	$1,393	35%
Net sales — Y/Y growth, excluding F/X	29%	27%	26%	28%	27%	N/A
Net sales — TTM	$3,936	$4,125	$4,358	$4,842	$5,203	32%
Net sales — TTM % of WW net sales	44%	45%	45%	45%	45%	N/A
Gross profit	$206	$200	$206	$318	$280	36%
Gross margin — % of International net sales	20.0%	20.4%	19.6%	17.9%	20.1%	N/A
Gross profit — TTM	$799	$827	$862	$931	$1,005	26%
Gross margin — TTM % of International net sales	20.3%	20.0%	19.8%	19.2%	19.3%	N/A
Operating income	$58	$55	$50	$106	$93	61%
Operating margin — % of International net sales	5.6%	5.6%	4.8%	6.0%	6.7%	N/A
Operating income — TTM	$265	$260	$256	$270	$306	15%
Operating margin — TTM % of International net sales	6.7%	6.3%	5.9%	5.6%	5.9%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Y/Y %
	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Change
Segments (continued)

Consolidated Segments:
Operating expenses	$427	$429	$477	$621	$540	26%
Operating expenses — TTM	$1,570	$1,681	$1,816	$1,956	$2,068	32%
Operating income (3)	$120	$80	$72	$229	$179	50%
Operating margin — % of consolidated sales	5.3%	3.7%	3.1%	5.7%	6.0%	N/A
Operating income — TTM (3)	$558	$506	$457	$500	$560	0%
Operating margin — TTM % of consolidated net sales	6.3%	5.5%	4.7%	4.7%	4.9%	N/A

Supplemental North America Segment Net Sales:
Media	$815	$730	$785	$1,251	$990	21%
Media — Y/Y growth, excluding F/X	17%	15%	14%	21%	21%	N/A
Media — TTM	$3,163	$3,260	$3,361	$3,582	$3,757	19%
Electronics and other general merchandise	$374	$365	$409	$876	$564	51%
Electronics and other general merchandise — Y/Y growth, excluding F/X	33%	32%	35%	51%	51%	N/A
Electronics and other general merchandise — TTM	$1,534	$1,622	$1,727	$2,024	$2,214	44%
Electronics and other general merchandise — TTM % of North America net sales	31%	32%	32%	34%	35%	N/A
Other	$58	$62	$63	$81	$68	17%
Other — TTM	$234	$246	$255	$263	$273	17%

Supplemental International Segment Net Sales:
Media	$763	$718	$757	$1,247	$1,000	31%
Media — Y/Y growth, excluding F/X	24%	20%	19%	21%	24%	N/A
Media — TTM	$2,972	$3,077	$3,205	$3,485	$3,722	25%
Electronics and other general merchandise	$265	$259	$290	$523	$383	44%
Electronics and other general merchandise — Y/Y growth, excluding F/X	45%	48%	51%	50%	34%	N/A
Electronics and other general merchandise — TTM	$952	$1,033	$1,136	$1,337	$1,455	53%
Electronics and other general merchandise — TTM % of International net sales	24%	25%	26%	28%	28%	N/A
Other	$4	$5	$3	$8	$10	150%
Other — TTM	$11	$15	$17	$20	$26	131%

Supplemental Worldwide Net Sales:
Media	$1,578	$1,448	$1,542	$2,498	$1,990	26%
Media — Y/Y growth, excluding F/X	20%	18%	17%	21%	23%	N/A
Media — TTM	$6,135	$6,337	$6,566	$7,067	$7,479	22%
Electronics and other general merchandise	$639	$624	$699	$1,399	$947	48%
Electronics and other general merchandise — Y/Y growth, excluding F/X	38%	38%	41%	51%	44%	N/A
Electronics and other general merchandise — TTM	$2,486	$2,655	$2,863	$3,361	$3,669	48%
Electronics and other general merchandise — TTM % of WW net sales	28%	29%	30%	31%	32%	N/A
Other	$62	$67	$66	$89	$78	26%
Other — TTM	$245	$261	$272	$283	$299	22%

Balance Sheet

Cash and marketable securities	$1,334	$1,419	$1,219	$2,019	$1,420	6%

Inventory, net — ending	$538	$521	$736	$877	$754	40%
Inventory — average inventory % of TTM net sales	5.3%	5.3%	5.8%	6.0%	6.0%	N/A
Inventory turnover, average — TTM	14.4	14.3	13.2	12.7	12.9	(10%)

Fixed assets, net	$361	$405	$449	$457	$442	22%

Accounts payable days — ending	48	53	63	53	47	(1%)

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	12,400	12,700	13,300	13,900	14,000	13%

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	The Company settled a patent lawsuit on terms including a one-time payment of $40 million in Q3 2005. This negatively impacts TTM operating cash flow and free cash flow by $40 million for all periods that include Q3 2005. The settlement negatively affected Q3 2005 operating income by $40 million, and Q3 2005 net income by $20 million after tax.
(2)	Q4 2005 net income includes a tax benefit of $90 million related to determining that certain of our deferred tax assets are realizable.
(3)	In Q2 2006, a fee dispute with Toysrus.com reduced our operating income by $20 million.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Generally, revenue is recorded gross for sales of our own inventory and net for sales by third parties.

•

Amounts paid in advance for subscription services, including amounts received from Amazon Prime, online DVD rentals and other membership programs, are deferred and recognized as revenue over the subscription term.

•	Shipping revenue was $151 million, up 17% from $129 million.

Cost of Sales

•

Cost of sales consists of the purchase price of consumer products sold by us, inbound and outbound shipping charges, packaging supplies, amortization of our DVD rental library and costs incurred in operating and staffing our fulfillment and customer service centers on behalf of other businesses.

•	Payment processing and related transaction costs, including those associated with our third-party seller transactions, are classified in “Fulfillment” on our consolidated statements of operations.

•

Outbound shipping costs totaled $238 million, up 21% from $197 million. Net shipping cost was $87 million or 2.9% of net sales, up 28% from a net shipping cost of $68 million or 3.0% of net sales in the prior period.

•	We offer free-shipping and subscriptions to Amazon Prime, which result in a net cost to us in delivery of products.

Operating Expenses

•	Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $60 million, up from $38 million.

•

Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets (generally two years or less for assets such as internal-use software and our DVD rental library, two or three years for our technology infrastructure, five years for furniture and fixtures, and ten years for heavy equipment).

•

We utilize the accelerated method, rather than a straight-line method, for recognizing stock-based compensation expense. Under this method, over 50% of the compensation cost would be expensed in the first year of a typical four-year vesting term.

•

Stock-based compensation was $34 million, compared to $11 million. In Q1 2006 we recorded a $13 million benefit representing the cumulative effect of increasing our estimated rate of stock award forfeitures.

•	Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
	(in millions)
Operating Expenses:
Fulfillment	$260	$(7)	$253	$193	$(3)	$190
Marketing	72	(1)	71	54	—	54
Technology and content	186	(19)	167	146	(8)	138
General and administrative	56	(7)	49	45	—	45
Other operating expenses	—	—	—	3	—	3

Total operating expenses	$574	$(34)	$540	$441	$(11)	$430

Year-over-year Percentage Growth:
Fulfillment	35%		33%	16%		17%
Marketing	34		31	21		26
Technology and content	27		20	59		69
General and administrative	24		10	(3)		7

Percent of Net Sales:
Fulfillment	8.6%		8.4%	8.5%		8.3%
Marketing	2.4		2.3	2.4		2.4
Technology and content	6.2		5.5	6.4		6.1
General and administrative	1.9		1.6	2.0		2.0

Fulfillment

•	Certain of our fulfillment-related costs that are incurred on behalf of other businesses are classified as cost of sales rather than fulfillment.

•

The increase in fulfillment costs in absolute dollars relates to variable costs corresponding with sales volume and inventory levels; our mix of product sales; payment processing and related transaction costs, including mix of payment methods and costs from our guarantee from certain third-party seller transactions; and costs from expanding fulfillment capacity.

•

Additionally, because payment processing costs associated with third-party seller transactions are based on the gross purchase price of underlying transactions, and payment processing and related transaction costs are higher as a percentage of revenue versus our retail sales, our third-party sales have higher fulfillment costs as a percentage of net sales.

•

We expanded our fulfillment capacity in Q1 2007 and throughout 2006 through gains in efficiencies as well as increases in leased warehouse space. This expansion is designed to accommodate greater selection and in-stock levels and meet anticipated shipment volumes from sales of our own products as well as sales by third parties for which we provide the fulfillment.

Technology and Content

•

Technology and content expenses consist principally of payroll and related expenses for employees involved in application development, category expansion, editorial content, buying, merchandising selection, and systems support, as well as costs associated with the systems and telecommunications infrastructure.

•

We employ computer scientists, software engineers, and other employees to support our technology and content initiatives. These initiatives include seller platforms, web services, and digital, as well expansion of new and existing product categories. Additionally, we incur costs for technology infrastructure so that we can continue to enhance the customer experience and improve our process efficiency.

•	We intend to continue investing in areas of technology and content as we continue to add employees to our staff and add technology infrastructure.

•

Certain costs relating to development of internal-use software, including development of software to upgrade and enhance our websites and processes supporting our business, are capitalized and depreciated over two years.

	Q1 2007	Q1 2006
	(in millions)
Capitalized costs of internal-use software and website development	$29	$26

Amortization of previously capitalized amounts	(27)	(18)

Net capitalization	$2	$8

Stockholders’ Equity and Stock-Based Awards

•	We granted restricted stock unit awards of 1 million shares in Q1 2007 with a per share weighted average fair value of $38.

•

As of March 31, 2007, there were 21 million shares underlying outstanding stock awards, consisting of 14.5 million shares underlying restricted stock units and 6.5 million shares underlying stock options with an $18 weighted-average exercise price.

•

As of March 31, 2007, outstanding common shares plus shares underlying outstanding stock-based awards were 430 million, down 2% from 438 million as of March 31, 2006. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

•

In August 2006, our Board of Directors authorized a 24-month program to repurchase up to an aggregate of $500 million of our common stock from which we repurchased 8 million shares for $252 million in 2006 and 6 million shares for $248 million in Q1 2007.

•	In April 2007, our Board of Directors authorized a new 24-month program to repurchase up to an aggregate of $500 million of our common stock.

Other Operating Expense, net

•	Other operating expense, net includes the net effect of litigation settlements, as well as intangibles amortization.

Other Expense, net

•	Other expense, net consists primarily of gains or losses on marketable securities, foreign-currency transaction gains and losses, and other miscellaneous gains and losses.

•

Foreign-currency transaction gains (losses) primarily relate to the interest payable on our 6.875% PEACS, as well as foreign-currency gains and losses on cross-currency investments. Since interest payments on our 6.875% PEACS are settled in Euros, the balance of interest payable is subject to gains or losses resulting from changes in exchange rates between the U.S. Dollar and Euro between reporting dates and payment.

Remeasurements and Other

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and losses associated with the effect of movements in currency exchange rates.

Income Taxes

•

Our tax provision for interim periods is determined using an estimate of our annual effective tax rate. The 2007 effective tax rate is estimated to be lower than the 35% statutory rate primarily due to anticipated earnings of our subsidiaries outside of the U.S. in jurisdictions where our effective tax rate is lower than in the U.S. There is a potential for significant volatility of our 2007 effective tax rate due to several factors, including variability in accurately predicting our taxable income and the taxable jurisdictions to which it relates.

•

The effective tax rate in 2006 was higher than the 35% statutory rate resulting from establishing our European headquarters in Luxembourg, which we expect will benefit our effective tax rate over time. Associated with the establishment of our European headquarters, we transferred certain of our operating assets in 2005 and 2006 from the U.S. to international locations.

•	Effective January 1, 2007, we adopted the provisions of FIN 48. As of January 1, 2007, our unrecognized tax benefits (“tax contingencies”) totaled $110 million.

•

As a result of the implementation of FIN 48, our tax contingencies increased $8 million, which were accounted for as a decrease to retained earnings of $11 million, which would otherwise have increased our income tax expense in prior periods, and an increase to additional paid-in capital of $3 million related to the tax benefits of excess stock-based compensation deductions. These amounts do not include the federal tax benefit associated with these tax contingencies that will be available to us. To reflect the federal benefit upon the implementation of FIN 48, we also recorded an increase to our deferred tax assets of $2 million which was accounted for as a $3 million increase to retained earnings and a $1 million decrease to additional paid-in capital.

•

We recognize interest and penalties related to our tax contingencies as income tax expense. Our January 1, 2007 tax contingencies include $13 million of interest and penalties, including a $9 million increase related to our adoption of FIN 48. This increase decreased retained earnings by $6 million, which is net of a $3 million federal tax benefit.

•

We file U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. We may be subject to examination by the Internal Revenue Service (“IRS”) for calendar years 2003 through 2006. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. We are under examination, or may be subject to examination, in the following major jurisdictions for the years specified: Pennsylvania for 2002 through 2006, Kentucky for 2003 through 2006, Delaware for 2004 through 2006, France for 2003 through 2006, Germany for 1998 through 2006, Luxembourg for 2003 through 2006, and the United Kingdom for 1999 through 2006. In addition, in February 2007, Japanese tax authorities assessed income tax, including penalties and interest, of approximately $90 million against one of our U.S. subsidiaries for the years 2003 through 2005. We believe that these claims are without merit and are disputing the assessment. Further proceedings on the assessment will be stayed during negotiations between U.S. and Japanese authorities over the double taxation issues the assessment raises, and we have provided bank guarantees to suspend enforcement of the assessment. We also may be subject to income tax examination by Japanese tax authorities for 2006.

•	We have U.S. federal net operating losses that are classified as deferred tax assets and are being utilized to reduce our taxes payable to nominal levels.

Foreign Exchange

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Q1 2007			Q1 2006
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported

Net sales	$2,931	$84	$3,015	$2,373	$(94)	$2,279
Gross profit	702	17	719	566	(19)	547
Operating expenses	564	10	574	452	(11)	441
Income from operations	138	7	145	114	(8)	106
Net interest expense and other (3)	1	—	1	(8)	1	(7)
Remeasurements and other income (4)	(1)	(1)	(2)	(7)	4	(3)
Net income	106	5	111	53	(2)	51
Diluted earnings per share	$0.25	$0.01	$0.26	$0.12	$—	$0.12

(1)	Represents the outcome that would have resulted had currency exchange rates in the current period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(2)	Represents the increase or decrease in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(3)	Includes foreign-currency gains and losses on cross-currency investments.
(4)	Includes foreign-currency gains and losses on remeasurement of 6.875% PEACS and intercompany balances.

Cash Flows and Balance Sheet

•

Tax benefits resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes were $24 million in Q1 2007 and $119 million for the trailing twelve months, compared to $7 million in Q1 2006 and $13 million for the trailing twelve months ended March 31, 2006.

•

Our cash, cash equivalents and marketable securities of $1.42 billion, at fair value, primarily consist of cash, investment grade securities and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $458 million, primarily in Euros, British Pounds and Japanese Yen.

•

Other assets include, among other things, $145 million of marketable securities restricted for longer than one year, $21 million of certain equity investments, $18 million of intangible assets, net and $6 million of deferred issuance costs on long-term debt. Marketable securities restricted for longer than one year relate to amounts pledged or otherwise restricted as collateral for standby letters of credit, guarantees, debt, and real estate leases – such amounts at March 31, 2006, were not significant.

•

Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates of $168 million, professional fees, marketing activities, workforce costs – including accrued payroll, vacation and other benefits—and unearned revenue of $77 million, which is recorded when payments are received in advance of performing our service obligations and is recognized ratably over the service period.

•	Long-term debt primarily includes the following (in millions):

	Principal at Maturity		Interest Rate	Principal Due Date
Convertible Subordinated Notes	$900	(1)	4.750%	February 2009
Premium Adjustable Convertible Securities (“PEACS”)	321	(2)(4)	6.875%	February 2010

	$1,221	(3)

(1)	Convertible at the holders’ option into our common stock at $78.0275 per share. We have the right to redeem the Convertible Subordinated Notes, in whole or in part, at a redemption price of 100.95% of the principal as of March 31, 2007, which decreases every February 1 by 47.5 basis points until maturity, plus any accrued and unpaid interest.
(2)	€240 million principal amount, convertible at the holders’ option into our common stock at €84.883 per share ($113 per share based on the Euro/U.S. dollar exchange rate as of March 31, 2007). We have the right to redeem the PEACS, in whole or in part, by paying the principal amount, plus any accrued and unpaid interest. We do not hedge any portion of the PEACS. The U.S. dollar equivalent principal, interest and conversion price fluctuate based on the Euro/U.S. dollar exchange ratio.
(3)	The “if converted” number of shares associated with our convertible debt instruments (approximately 14 million total shares) is excluded from diluted shares as they are antidilutive.
(4)	As previously announced, in Q1 2006 we redeemed €250 million – or $300 million at the Euro to U.S. dollar exchange rate on the redemption date—in principal amount of our PEACS at par.

•

Other long-term liabilities include tax contingencies, long-term capital lease obligations, and other long-term obligations. For further discussion of long-term tax contingencies, see our discussion of “Income Taxes” above.

Certain Definitions and Other

•

We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.

•

The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through North America-focused websites such as www.amazon.com, www.shopbop.com, www.endless.com and www.amazon.ca; from our Amazon Prime membership program; and from non-retail activities such as North America-focused Amazon Enterprise Solutions program, and marketing and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•

The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and www.joyo.com; from our International DVD rental service; and from non-retail activities such as internationally focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada) but excludes export sales from www.amazon.com and www.amazon.ca.

•	We provide supplemental sales information within each segment for three categories: Media, Electronics and Other General Merchandise, and Other. Media consists of amounts earned from

DVD rentals and retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games and video-game consoles. Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, camera and photo, toys and baby, tools, home and garden, apparel, shoes, sports and outdoors, kitchen and housewares, gourmet food, grocery, jewelry and watches, health and personal care and beauty. The Other category consists of non-retail activities, such as the Amazon Enterprise Solutions program and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•

Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•

Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of trailing twelve month cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities over five quarter ends.

•

References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, and our Merchants@ and Syndicated Stores programs, but exclude certain customers, including DVD rental customers, customers associated with certain of our acquisitions (including Joyo.com customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

•

References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon Marketplace, and Merchants@ platforms, but exclude Amazon Enterprise Solutions sellers. Sellers are considered active when they have received an order during the preceding twelve-month period.

•	References to registered developers mean cumulative registered developer accounts, which are established when potential developers enroll with Amazon Web Services and receive a developer access key.

•

References to units mean units sold (net of returns and cancellations) by us and by third-party sellers at Amazon.com domains worldwide – such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr and www.amazon.ca – and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music and DVD/video items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions (including Joyo.com units), Amazon.com gift certificates or DVD rentals.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Kim Nelson, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir